SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities and Exchange Act of 1934
(Amendment No.      )

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    [X] Definitive Proxy Statement
    [   ] Definitive Additional Materials
    [   ] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Provident Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of this filing.

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Notice of Annual Meeting and Proxy Statement

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders at 9:00 a.m. Eastern Daylight Saving Time on April 26, 2001, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executive officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and promptly return your proxy form in the enclosed envelope.

Sincerely yours,

/s/Robert Hoverson
Robert Hoverson
President and Chief Executive Officer

March 23, 2001

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
April 26, 2001

To Our Shareholders:

The Annual Meeting of Shareholders of Provident Financial Group, Inc. will be held on Thursday, April 26, 2001, at 9:00 a.m. Eastern Daylight Saving Time at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio 45202, Taft Ballroom – Level III, for the purpose of considering and voting upon:

  The election of seven directors for a term of one year;

  The increase in shares authorized under Provident's 1997 Stock Option Plan from 4,000,000 shares to 7,000,000 shares;

  The approval of Ernst & Young LLP as Provident's independent public accountants for 2001; and

  Such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record on February 28, 2001 may vote at the meeting. The approximate mailing date of this Proxy Statement and accompanying proxy form is March 23, 2001.

Your vote is important. Please complete, sign, date and promptly return your proxy form in the enclosed envelope.

/s/Mark E. Magee
Mark E. Magee
Secretary

March 23, 2001

2001 PROXY STATEMENT

GENERAL INFORMATION

Who may vote

Shareholders of Provident, as recorded in our stock register on February 28, 2001, may vote at the meeting. On that date, Provident had 48,848,503 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Provident’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

You may receive more than one proxy form depending on how you hold your shares. Shares registered in your name are covered by one proxy form. And if you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy form with a later date, by voting in person at the meeting, or by notifying Provident’s Secretary in writing at the following address:

           Mark E. Magee, Secretary
           Provident Financial Group, Inc.
           MS 860A
           One East Fourth Street
           Cincinnati, Ohio 45202

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least 35 percent of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The seven director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of any other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal.

Voting by proxy

All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for directors proposed by the Board of Directors and, with respect to each other matter scheduled for consideration at the meeting, in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. You may vote for all, some, or none of our director candidates.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy form.

Other matters

Your Board does not know of any other matter that will be presented for your consideration at the meeting other than those set forth in the Notice of Meeting. Under our Code of Regulations, any new business must be submitted to Provident’s Secretary in writing at least fifteen days prior to the date of the meeting.

ELECTION OF DIRECTORS
(Item 1 on the proxy form)

The Board of Directors oversees the management of Provident on your behalf. The Board reviews Provident’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the company’s business day to day, and evaluating management’s performance. The Board met 11 times last year.

The Board is nominating for reelection all of the following seven current directors: Jack M. Cook, Thomas D. Grote, Jr., Robert L. Hoverson, Philip R. Myers, Joseph A. Pedoto, Sidney A. Peerless, and Joseph A. Steger.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Secretary of Provident not less than 48 hours prior to the meeting. The proxies solicited include discretionary authority to cumulate their votes.

Five of our seven nominees are not Provident employees. Only non-employee directors serve on Provident’s Audit and Compensation committees. All Provident directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy form authorizes us to vote for a replacement nominee if the Board names one.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

NOMINEES

The Board recommends you vote FOR each of the following candidates:

Jack M. Cook            Since January of 1995, Mr. Cook has been President and
Age 56                  Chief Executive Officer of Health Alliance of Greater
Director since 1992     Cincinnati, which includes Christ, University, Fort
                        Hamilton, Jewish and St. Luke Hospitals.  Mr. Cook serves
                        on the Audit Committee.

Thomas D. Grote, Jr.    Mr. Grote has been President of Grote Enterprises, LLC, a
Age 46                  management consulting firm providing consulting services to
Director since 1991     the construction and real estate industries, since January,
                        1998. Prior to that, Mr. Grote was President of the Thomas J.
                        Dyer Co., a mechanical contractor.  Mr. Grote serves on the
                        Compensation Committee.

Robert L. Hoverson      Mr. Hoverson has been President and Chief Executive Officer
Age 59                  of Provident and The Provident Bank since May, 1998.  Mr.
Director since 1998     Hoverson was Senior Vice President of Provident from August,
                        1992 to May, 1998, and was Executive Vice President of The
                        Provident Bank from September, 1985 to May, 1998.  Mr.
                        Hoverson serves as Chairman of the Executive Committee.

Philip R. Myers         Mr. Myers has been an Executive Vice President of Provident
Age 58                  since November, 1998 and a Senior Executive Vice President
Director since 1982     of The Provident Bank since September, 1984. Mr. Myers was
                        Senior Vice President of Provident from May, 1992 to
                        November, 1998.  Mr. Myers serves on the Executive
                        Committee.

Joseph A. Pedoto        Mr. Pedoto has been President of JLM Financial, Inc., a
Age 59                  financial consulting firm, since 1990.  Mr. Pedoto serves
Director since 1980     on the Executive and Compensation Committees. Mr. Pedoto's
                        service as a Director of Provident was interrupted from
                        September, 1991 to August, 1993.

Sidney A. Peerless      Dr. Peerless is a practicing physician and surgeon
Age 79                  specializing in diseases of the ear, nose and throat.  Dr.
Director since 1980     Peerless is Chief Emeritus of the Otolaryngology Department
                        of The Jewish Hospital, Cincinnati, Ohio. Dr. Peerless is
                        Chairman of the Audit and Compensation Committees.

Joseph A. Steger        Dr. Steger has been the President of the University of
Age 64                  Cincinnati since 1984.  He also serves as a Director of
Director since 1992     Milacron, Inc.  Dr. Steger serves on the Audit Committee.
DIRECTOR COMPENSATION

Non-employee directors receive $15,000 per year for serving as a director and as members of committees of the Board. They also receive $1,000 for each director or committee meeting attended, except if a committee meeting occurs by telephone or on the same day as a directors’ meeting, in which case, the committee meeting fee is $600. Directors who are employees of Provident are not separately compensated for serving as directors. Non-employee directors may postpone the receipt of from 5% to 100% of their Board compensation. Amounts deferred may be invested in a Provident Common Stock Account, in which case the Account is credited annually with a percentage of Provident’s pre-tax earnings per share for each share of Provident Common Stock in the Account, with the percentage to be credited depending upon Provident’s return on equity.

Each non-employee director is also granted a non-qualified option to purchase 1,000 shares of Common Stock at the time of election or re-election to the Board of Directors, with the exercise price being the average of the closing bid and ask prices on the last trading date immediately prior to the date of grant. Non-employee directors with ten years of service as a director receive annual retirement benefits equal to the fees paid during the 12 months immediately preceding the retirement date, with payments to commence at retirement or 65th birthday, whichever is later. Retirement benefits will be paid for a period of years equal to the number of the director’s years of service, divided by three.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board of Directors does not have a nominating committee.

The Audit Committee is responsible for reviewing with the independent auditors the plans and results of the audit engagement of Provident and reviewing the scope and results of the procedures for internal auditing. The Committee is authorized generally to superintend the administration of the Internal Audit Department, which has the responsibility to perform internal audit functions for Provident and its subsidiaries. The Board has adopted a charter for the Audit Committee which is included in this Proxy Statement as Appendix I. All of the members of the Committee meet the National Association of Securities Dealers standards for independence.

Committee members: Messrs. Cook, Peerless (Chairman) and Steger.

Meetings last year: 6

Audit Committee Report

The Audit Committee has reviewed and discussed Provident’s audited financial statements for the fiscal year ended December 31, 2000 with management and Ernst & Young, the company’s independent accountants. Discussions with Ernst & Young included all matters required under the Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and has discussed with them their independence from Provident and its management. Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

          Audit Committee:

          Sidney A. Peerless, Chairman
          Jack M. Cook
          Joseph A Steger

The Compensation Committee is responsible for establishing compensation for management and administering the Company’s stock option plans, deferred compensation plans and supplemental executive retirement plan.

Committee members: Messrs. Grote, Pedoto and Peerless (Chairman).

Meetings last year: 1

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors establishes salaries, bonuses and stock option awards for executive officers on an annual basis. The Committee’s policy is to encourage and motivate Provident’s executive officers to achieve both short-term and long-term business, financial and community goals, and thereby build shareholder value on a steady basis. The Committee believes it is important to provide competitive levels of compensation that will enable Provident to attract and retain the most qualified executives and to provide incentive plans that emphasize stock ownership, thus aligning more closely the interests of management with those of shareholders.

The Committee has established three primary components which it utilizes in setting annual compensation levels, namely:

  Base Compensation

  Annual Bonuses

  Stock Option Grants

In establishing compensation levels for 2000, the Committee utilized executive compensation surveys which the Committee believes are appropriate. In addition, the Committee reviewed compensation levels for financial institutions of similar asset size.

Compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a company as well as the other executive officers listed in the compensation table is not deductible for Federal income tax purposes unless it is “performance-based” and approved by shareholders. The Committee does not believe these limitations should interfere with the application of policies which guide its compensation decisions.

Base compensation

In establishing base salaries for 2000 the Committee took into account each particular executive officer’s level of responsibility and potential for future responsibilities, salary levels of competitors for similar functions and Provident’s performance for 1999. The Committee also took into account the recommendations of the President for executive officers other than himself in establishing base salaries.

Bonuses and stock options

Bonuses for 2000, other than for the President, were based primarily on recommendations made by the President, the Committee’s review of bonus awards paid by the financial institutions included in the surveys and the Committee’s evaluation of Provident’s performance and the relative contributions to that performance by the executive officers to whom bonuses were awarded. While the bonus awards were based on Provident’s performance, they were not tied to specific performance objectives.

Awards of stock options are made by the Committee to motivate long-term future performance and as a reward for past performance, consistent with the purposes set forth in Provident’s 1997 Stock Option Plan.

Chief Executive Officer

In determining the compensation paid to Robert L. Hoverson, who served as Provident’s President and Chief Executive Officer in 2000, the Committee utilized each of the components described above for executive officers. In this regard, the Committee established Mr. Hoverson’s salary level for 2000 based on its evaluation of not only Provident’s financial performance, but also on the Committee’s evaluation of Mr. Hoverson’s strategic and leadership abilities in planning for and leading Provident during 1999, and setting Provident on a course of soundly managed growth and profitability. The Committee similarly made its own evaluation of Mr. Hoverson’s contributions to Provident on a subjective basis in establishing the amount of his bonus payment and stock option awards. While the compensation for Mr. Hoverson was based on Provident’s performance, it was not tied to specific performance objectives.

Compensation Committee of the Board of Directors:

           Sidney A. Peerless, Chairman
           Thomas D. Grote, Jr.
           Joseph A. Pedoto

PRINCIPAL SHAREHOLDERS

The following persons are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Stock as of February 28, 2001:

   Name and Address of            Amount and Nature of
     Beneficial Owner             Beneficial Ownership     Percent of Class (a)
 -----------------------------    ----------------------   ---------------------
 American Financial Group, Inc.    7,257,414   (b)            14.6
 Carl H. Lindner                   2,667,969   (c) (d)         5.5
 Carl H. Lindner III               2,893,203   (c) (e)         5.9
 S. Craig Lindner                  3,280,066   (c) (f)         6.7
 Keith E. Lindner                  3,267,377   (c) (g)         6.7
  One East Fourth Street
  Cincinnati, Ohio 45202
(a)

The percentages of outstanding shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 5.3%, 6.6% and 7.4%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of Carl H. Lindner III and S. Craig Lindner (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(b)

Includes 6,269,214 shares held by subsidiaries of American Financial Group, Inc. (“AFG”) and 988,200 shares issuable upon conversion of Provident’s Series D Convertible Preferred stock held by an AFG subsidiary. Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively the “Lindner Family”), are the beneficial owners of approximately 45% of AFG’s common stock, and share with AFG voting and dispositive power with respect to the shares of Provident Common Stock beneficially owned by AFG. The Lindner Family and AFG may be deemed to be controlling persons of Provident.

(c)	Excludes the shares of Common Stock beneficially owned by AFG.
(d)	Includes 1,510,279 shares held by his spouse and 146,760 shares held by a foundation over which he has voting and dispositive power.
(e)

Includes 5,135 shares held by his spouse individually or as trustee. Includes 317,731 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f)

Includes 5,135 shares held by his spouse individually or as trustee, 346,996 shares held by his spouse as custodian for their minor children and 66,726 shares held by a foundation over which he has voting and dispositive power. Includes 50,000 shares which are held in a trust for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g)

Includes 169,311 shares held by his spouse, 14,408 shares he holds as custodian for his minor children and 171,631 shares held in trusts for the benefit of his minor children, over which he or his spouse have shared voting and dispositive power. This number excludes 367,731 shares (described in footnotes (e) and (f) above), which are held in trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner over which Keith E. Lindner has voting and dispositive power but no financial interest.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the executive officers and directors of Provident and shows how much common stock each owned on February 28, 2001. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown.

                                                        Common Stock
                                                        Beneficially
                                                           Owned      Percent
           Name and Age                Position           Amount1     of Class2
-------------------------- ---------------------------  ------------  ---------
Robert L. Hoverson, 59     President, Chief Executive      572,457      1.2%
                           Officer and Director
Philip R. Myers3, 58       Executive Vice President        821,419      1.7%
                           and Director
Christopher J. Carey4, 46  Executive Vice President         29,186       *
                           and Chief Financial Officer
Mark E. Magee5, 52         Vice President, Secretary       166,462       *
                           and General Counsel
Jack M. Cook, 56           Director                         20,078       *
Thomas D. Grote, Jr., 46   Director                         22,189       *
Joseph A. Pedoto, 59       Director                         55,238       *
Sidney A. Peerless, 79     Director                         55,554       *
Joseph A. Steger, 64       Director                         19,905       *
All Executive Officers and                               1,762,488      3.5%
Directors as a Group (9)
1

Including options to purchase common stock currently exercisable or exercisable within 60 days from February 28, 2001 as follows: Mr. Hoverson, 408,100 shares; Mr. Myers, 235,575 shares; Mr. Carey, 22,000; Mr. Magee, 97,815 shares; 16,375 shares each for Messrs. Cook, Grote, Peerless and Steger; Mr. Pedoto, 13,000 shares. Includes shares held in Provident's 401(k) Plan, Deferred Compensation Plan and Outside Director Deferred Compensation Plan, over which such persons do not have voting power, collectively, as follows: Mr. Hoverson, 79,653 shares; Mr. Myers, 75,015 shares; Mr. Carey, 3,186 shares; Mr. Magee, 28,951 shares; Mr. Cook, 2,016 shares; Mr. Grote, 1,722 shares; Mr. Pedoto, 3,534 shares, Dr. Steger, 2,062 shares.

2	Ownership of less than 1% is indicated by an asterisk (*).

3

Includes 63,752 shares held by the Philip R. Myers Family Limited Partnership, for which Mr. Myers and his spouse serve as general partners and 35,940 shares held by the Philip R. Myers Family Foundation, for which Mr. Myers and his spouse serve as trustees.

4

Mr. Carey joined Provident as Executive Vice President and Chief Financial Officer on November 19, 1998. For the five year period prior to joining Provident, Mr. Carey served as Senior Vice President and Controller of Corestates Financial Corp. and Chief Financial Officer of Corestates Bank. Mr. Carey is employed under an arrangement which provides for a change in control severance benefit of two times his annual salary and bonus, plus health and other benefits, and a termination severance benefit of one times his annual salary and bonus, plus health and other benefits.

5

Mr. Magee has been Vice President and General Counsel of Provident since February, 1989, and Secretary since April, 1990. Mr. Magee has been Executive Vice President of The Provident Bank since November 3, 2000, Senior Vice President and General Counsel of The Provident Bank since February, 1989, and Secretary since April, 1990.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, the Company believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements.

SUMMARY COMPENSATION TABLE
                             Annual Compensation  Securities
  Name and                   -------------------  Underlying      All Other
Principal Position     Year  Salary ($) Bonus($)  Options (#)  Compensation(1)($)
---------------------  ----  ---------- --------  -----------  ----------------
Robert L. Hoverson     2000  602,596    500,000     80,000          119,379
President and Chief    1999  577,885    550,000     65,000          349,160
Executive Officer      1998  542,467    500,000     82,500          270,911

Christopher J. Carey   2000  293,750    300,000     30,000           44,406
Executive Vice         1999  254,808    200,000          0          142,349
President and Chief    1998   25,962          0     40,000                0
Financial Officer

Mark E. Magee          2000  186,844     84,000     10,000           26,141
Vice President,        1999  180,296     80,000      9,000          114,553
Secretary and          1998  181,042     77,000      8,900          101,107
General Counsel

Philip R. Myers        2000  486,489    300,000     30,000           85,730
Executive Vice         1999  469,794    325,000     28,000          265,541
President              1998  471,681    310,000     26,750          223,241
(1)

For 2000, Messrs. Hoverson, Carey, Magee and Myers each received contributions of $11,163, pursuant to the Employee Stock Ownership Plan. Employer contributions made pursuant to other benefit plans were as follows: 401(k) Plan: Messrs. Hoverson, Carey and Magee, $2,625; the Excess Benefit Plan: Mr. Hoverson, $53,168, Carey $18,016, Magee, $226, and Mr. Myers, $30,776; the net premiums paid on Provident's Split Dollar Life Insurance Plan: Mr. Hoverson, $41,070, Mr. Carey, $9,360, Mr. Magee, $5,994, and Mr. Myers, $29,820; the Deferred Compensation Plan: Mr. Hoverson, $11,353, Mr. Carey, $3,242, Mr. Magee, $6,132, and Mr. Myers, $13,971.

OPTION GRANTS IN LAST FISCAL YEAR

                                  % of Total
                       Number of    Options
                      Securities  Granted to
                      Underlying   Employees  Exercise  Market Price                Grant Date
                        Options    in Fiscal   Price    on Grant Date  Expiration  Present Value
          Names        Granted(1)    2000    ($/Share)    ($/Share)       Date        ($)(2)
--------------------  ----------- ---------- ---------  -------------  ----------  -------------
Robert L. Hoverson       80,000       3.9       28.09      28.09        2/28/2010    656,000
Christopher J. Carey     30,000       1.5       28.09      28.09        2/28/2010     246,000
Mark E. Magee             3,108        .2       28.09      28.09        2/28/2010     25,000
                          6,892        .3       26.68      28.09        2/28/2010     60,000
Philip R. Myers          30,000       1.5       28.09      28.09        2/28/2010    246,000
(1)	The right to exercise the options shown vests at 20% per year.
(2)

Valued using the Black-Scholes option pricing model. The assumptions used for the variables in the model were: risk-free interest rate of 6.13%, dividend yield of 3%, volatility factor of 26.9% and an expected life of the option of 7 years.

FISCAL 2000 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities          Value of Unexercised
                          Shares                   Underlying Unexercised         In-the-Money Options
                         Acquired      Value         Options at FY-End                 at FY-End
          Name          On Exercise  Realized($) Exercisable/ Unexercisable   Exercisable/Unexercisable($)
---------------------   -----------  ----------- --------------------------   ----------------------------
Robert L. Hoverson        None        None           339,325/ 225,175              6,195,598/ 1,045,167
Christopher J. Carey      None        None            16,000/  48,000                 10,901/   242,193
Mark E. Magee             None        None            85,235/  36,040              1,564,082/   198,879
Philip R. Myers           None        None           205,825/  95,050              4,056,037/   441,222

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                              Pension Plan Table
                         ------------------------------------------------------
                                               Years of Service
                         ------------------------------------------------------
                            10        15         20        25       30 and over
                         --------  ---------  --------  --------   ------------
Remuneration
  $   150,000...........  $45,000   $52,500   $60,000    $67,500     $75,000
      250,000...........   75,000    87,500   100,000    112,500     125,000
      400,000...........  120,000   140,000   160,000    180,000     200,000
      500,000...........  150,000   175,000   200,000    225,000     250,000
      600,000...........  180,000   210,000   240,000    270,000     300,000
      800,000...........  240,000   280,000   320,000    360,000     400,000
    1,000,000...........  300,000   350,000   400,000    450,000     500,000
    1,200,000...........  360,000   420,000   480,000    540,000     600,000
    1,400,000...........  420,000   490,000   560,000    630,000     700,000
    1,600,000...........  480,000   560,000   640,000    720,000     800,000

In November, 1993, the Board of Directors adopted a Supplemental Executive Retirement Plan (“SERP”) to provide a supplemental retirement benefit to key management or highly compensated employees of the Company who may be designated from time to time by the Compensation Committee.

The purpose of the SERP is to assure that each participant receives an annual retirement benefit starting at age 65, based on years of service, of up to 50% of the average of his or her highest consecutive five years’ annual compensation (which relates to the salary and bonus columns of the Summary Compensation Table on page 7) during the ten years preceding the participant’s retirement, disability, termination of employment or removal from the SERP. When a participant retires, or if a participant’s employment is terminated within 24 months of a change in control, the SERP benefit is calculated, and then funds from the following sources are deducted to determine the payment due from the Company under the SERP; (i) one half of the participant’s monthly social security insurance benefit and (ii) the participant’s accrued benefits attributable to employer contributions to the Company’s Employee Stock Ownership Plan, 401 (k) Plan, Excess Benefit Plan, Deferred Compensation Plan and any other qualified or non-qualified pension or deferred compensation plans maintained by the Company. If the sum of these payments exceeds the participant’s benefit computed under the SERP, then no payment will be due from the Company under the SERP.

The table above shows the assumed actuarial value of the retirement plan benefits plus the SERP payment which, when taken together, will result in a total retirement payment based on average compensation and years of service. Assuming retirement at age 65, or termination of employment within 24 months of a change in control, the number of years of service for the four individuals named in the summary compensation table would be: Christopher J. Carey, 20 years; Robert L. Hoverson, 24 years; Mark E. Magee, 28 years; and Philip R. Myers, 42 years.

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative return experienced by Provident’s shareholders over the years 1995 through 2000, compared to the NASDAQ Index and the Keefe, Bruyette & Woods 50 Bank Index which is a market-capitalization weighted bank stock index that includes all money-center banks and most major regional bank holding companies, and is a widely available index. The number of companies comprising the KBW 50 Index allows ready comparisons of Provident’s stock with an industry standard. Provident is not included in the KBW 50 Index.

CERTAIN TRANSACTIONS

Provident and its subsidiaries, in their normal course of business have had and, to the extent permitted by applicable regulations and other regulatory restrictions expect to continue to have, transactions with Provident’s directors, officers, principal shareholders and affiliates of such persons including American Financial Group, Inc. (“AFG”) and its subsidiaries. All such transactions are and will be on terms no less favorable to Provident than those which could be obtained with non-affiliated parties.

Provident received $246,000 in 2000 from AFG in connection with an expense sharing arrangement for a cafeteria operated by Provident for the employees of both companies. A subsidiary of AFG provides security guard and surveillance services at Provident’s main office for which Provident was charged $100,000 in 2000. Provident leases its main banking and corporate offices from a trust for the benefit of a subsidiary of AFG. Provident was charged rent under the leases of $2,951,000 in 2000.

Certain of the principal shareholders, directors and executive officers of Provident maintain investments in Provident commercial paper and repurchase agreements. The average month-end commercial paper balances for such persons (including commercial paper held by corporations they control, members of their immediate families and trusts for their benefit) for 2000 were as follows: Carl H. Lindner, $7,898,000; Keith E. Lindner, $5,074,000; siblings of Carl H. Lindner, $1,662,000; and Philip R. Myers, $84,000. The average month-end repurchase agreement balances for such persons for 2000 were as follows: AFG, $4,983,000; Carl H. Lindner, $297,000; and S. Craig Lindner $1,635,000.

Loans and lines of credit were extended by Provident Bank in 2000 to certain of Provident’s executive officers, directors, principal shareholders, affiliates of such persons and to members of their families. Management believes that such loans and lines of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. During 2000, the highest month-end outstanding balances of loans to principal shareholders of Provident and their related interests were as follows: AFG, $13,666,000; Carl H. Lindner, $4,085,000; siblings of Carl H. Lindner, $20,702,000; and S. Craig Lindner, $2,554,000. In addition, subsidiaries of Provident Bank have entered into various automobile and equipment leases with AFG from time to time on market terms and conditions. During 2000, the aggregate payments on these leases were $710,000 by AFG.

PROPOSALS REQUIRING YOUR VOTE

In addition to voting for directors, the following two proposals will be presented by Provident and voted on at the Meeting. A majority of the votes cast is required to approve each proposal. The votes will be computed for each proposal as described on page 1.

PROPOSAL TO INCREASE NUMBER OF SHARES UNDER 1997 STOCK OPTION PLAN
(Item 2 on the proxy form)

On May 15, 1997, the shareholders of Provident adopted the 1997 Stock Option Plan (the “Plan”) for the purpose on enabling Provident to retain and attract employees of outstanding ability and to encourage ownership of Provident Common Stock by those persons. All of Provident’s approximately 3,200 employees are eligible to receive options. Provident’s non-employee directors are not eligible to receive options. The proposed amendment, if adopted, will increase the number of shares subject to the Plan by 3,000,000 shares, bringing the total to 7,000,000 shares subject to the Plan.

There are presently options outstanding for the purchase of 3,802,000 shares under this Plan, and 87,000 shares are available for the grant of additional options. Under these circumstances, the Board of Directors believes it advisable for the Plan to be increased so as to make additional options available for grants in furtherance of the purposes of the Plan.

The Plan provides for the granting of options that are incentive stock options under the Internal Revenue Code and for those that are non-qualified stock options. The major differences between these types of options relate to federal income tax consequences upon exercise or sale. Employees who receive options incur no federal income tax liability at the time of grant and Provident has no tax deduction. Optionees exercising non-qualified options recognize taxable income at the time of exercise to the extent of the difference between market price at the time and exercise price and Provident has a tax deduction to the same extent. Optionees exercising incentive stock options do not recognize taxable income until they sell the stock. If the stock is sold or disposed of more than two years after the date of grant and one year after the date of exercise, any gains realized will be treated as capital gains for federal income tax purposes and Provident will receive no tax deduction. Sales within those periods of time generate ordinary income to the optionee and a tax deduction to Provident, to the extent of the difference between the option exercise price and the market value of the stock on the date of exercise. The same amount for an incentive stock option constitutes a tax adjustment item for purposes of the alternative minimum tax.

The exercise price per share may not be less than 100% of the market value on the date of grant for incentive stock options and not less than 95% of the market value in the case of non-qualified options. The exercise price of incentive options for persons beneficially owning 10% or more of Provident’s outstanding Common Stock must be at least 110% of the market value at the time of grant. On March 13, 2001, the closing sale price for Provident’s Common Stock was $29.31 per share.

The vesting schedule and expiration dates for all options are determined at the time of each particular stock option grant. Options generally do not become exercisable until one year from the date of grant. Thereafter, the options generally provide for vesting on a schedule of 20% per year, although options may be granted with different vesting schedules. The right to exercise options is cumulative to the extent not utilized in prior periods. The length of each option may vary from one to ten years. Optionees who own beneficially 10% or more of Provident’s outstanding Common Stock may only be granted incentive options for terms of five years or less. Options may be exercised for cash or for Provident Common Stock at its fair market value on date of exercise. Provident does not receive any consideration from employees upon the grant of options.

The Compensation Committee, consisting of Messrs. Peerless, Grote and Pedoto was directed by the Board of Directors to administer the Plan. The Committee grants options, determines vesting and otherwise administers the Plan.

The Board of Directors recommends that Section 4.1 of the Plan be amended to increase the number of shares subject to option by 3,000,000 shares and, as so amended, the said Article will read in its entirety as follows:

SHARES SUBJECT TO PLAN

4.1     The Shares that may be made subject to Options granted under the Plan shall not exceed 7,000,000 Shares in the aggregate. Except as provided in Section 4.2, upon lapse or termination of any Option for any reason without being completely exercised, the shares which were subject to such Option may again be subject to other Options. All other terms and conditions of the Plan will remain unchanged.

Your Board of Directors unanimously recommends that your vote FOR the increase in shares authorized under Provident’s 1997 Stock Option Plan.

PROPOSAL TO APPROVE SELECTION OF INDEPENDENT ACCOUNTANTS (Item 3 on the proxy form)

The Audit Committee of the Board of Directors has recommended the selection of Ernst & Young LLP, as independent public accountants to audit Provident’s books, records and accounts for 2001, subject to your approval. Ernst & Young served as Provident’s independent auditors for 2000. Provident paid fees to Ernst & Young during 2000 as follows:

Audit Fees Financial Information Systems Design and Implementation Fees All Other Fees (including Audit Related Fees of $551,000)	$ 300,000 $ 0 $1,512,000

The Audit Committee has considered whether the provision of the foregoing non-audit services is compatible with maintaining the independence of Ernst & Young.

One or more representatives of the firm will attend the Annual Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions.

Your Board of Directors unanimously recommends that you vote FOR the approval of Ernst & Young LLP as Provident’s independent public accounts for 2001.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the Proxy Statement for next year’s meeting is November 23, 2001.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2002 Annual Shareholders’ Meeting, it must be received prior to February 6, 2002. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

QUESTIONS?

Provident will send upon written request, without charge, a copy of Provident’s current annual report on Form 10-K to any Provident shareholder who writes to Investor Relations at the address shown below. If you have questions or need more information about the annual meeting, write to:

         Patricia A. Forsythe
         Assistant Vice President, Investor Relations
         Provident Financial Group, Inc.
         MS 843A
         One East Fourth Street
         Cincinnati, Ohio 45202

         E-mail:
         InvestorRelations@provident-financial.com

         or call us at (513) 345-7102 or (800) 851-9521.

For more information about Provident, visit our website at www.provident-financial.com. For information about your record holdings call The Provident Bank Shareholder Services at (888) 863-5893.

By Order of the Board of Directors

Mark E. Magee
Secretary
APPENDIX I
AUDIT COMMITTEE CHARTER
PROVIDENT FINANCIAL GROUP, INC.

Organization

This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom is independent of management and the company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the company. All Committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after appointment to the Committee) and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate.

  The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the company’s shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the company’s independent auditors, subject to shareholders’ approval.

  The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  The Committee shall require the independent auditor’s review of the company’s quarterly financial statements prior to the filing of the 10-Q. The Committee will review items brought forward by the independent auditor.

  The Committee shall review with management and the independent auditors the financial statements to be included in the company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgement about the quality, not just acceptability, of accounting principles. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.